Exhibit 99.1

SRx Health Solutions, Inc. (formerly known as Better Choice Company Inc.) Announces Halo Spin-Out Distribution for Stockholders of Record as of April 23, 2025

TAMPA, FL, April 25, 2025 (GLOBE NEWSWIRE) – SRx Health Solutions, Inc. (formerly known as Better Choice Company Inc.) (NYSE American: BTTR) (the “Company”), a leading global health and wellness company, today announced that it will distribute (the “Spin-Out Distribution”) to its stockholders of record as of Tuesday, April 23, 2025 (the “Record Stockholders”) one share of Class A Common Stock, par value $0.001, of Halo Spin-Out SPV Inc., a Delaware corporation (“Halo SPV”), for every one share of common stock of the Company held by the Record Stockholders. Halo SPV holds 17% of the issued and outstanding capital stock of Halo, Purely for Pets, Inc., a Delaware corporation and subsidiary of the Company. The payable date for the distribution is April 25, 2025.

The Spin-Out Distribution is a component of the previously announced business combination transaction between the Company and SRx Health Solutions, Inc. (Canada) which was consummated yesterday, Thursday, April 24, 2025.

The Company’s new name and new ticker symbol, “SRXH,” will take effect on the NYSE American on Tuesday, April 30, 2025.

About SRx Health Solutions, Inc.

SRx Health Solutions Inc. is an integrated Canadian healthcare services provider that operates within the specialty healthcare industry. The SRx network extends across all ten Canadian provinces, making it one of the most accessible providers of comprehensive, integrated, and customized specialty healthcare services in the country. SRx combines years of industry knowledge, technology, and patient-centric focus to create strategies and solutions that consistently exceed client expectations and drive critical patient care initiatives aimed to improve the wellness of Canadians.  For more information on SRx Health Solutions Inc., please visit www.srxhealth.ca.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

SRx Health Solutions, Inc.

Kent Cunningham, CEO

Investor Contact:

KCSA Strategic Communications

Valter Pinto, Managing Director

T: 212-896-1254

Valter@KCSA.com